UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

_________________

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: February 9, 2005
(Date of earliest event reported)

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.
(Exact Name of Registrant as specified in charter)

          Delaware                                                            000-26749                                                       11-2581812
         (State or other                                                 (Commission                                           (I.R.S. Employer
 Jurisdiction of Incorporation)                                 File Number)                                    Identification Number)

26 Harbor Park Drive, Port Washington, New York 11050
(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, including area code (516) 626-0007

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02     Results of Operations and Financial Condition

On February 9, 2005, National Medical Health Card Systems, Inc. released its earnings for the fiscal quarter ended December 31, 2004. A copy of the press release detailing the earnings is furnished as Exhibit 99.1 to this Form 8-K.

The information in this Current Report, including the press release attached hereto, that is being furnished pursuant to Item 2.02 of Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

        Item 9.01      Financial Statements and Exhibits.

(c)      Exhibits.

99.      Press Release dated February 9, 2005.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 9, 2005

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. By: /s/ Stuart F. Fleischer —————————————— Stuart F. Fleischer Chief Financial Officer

Exhibit 99

Company Contact	Investor Relations Contacts	Media Contact
Stuart Fleischer Chief Financial Officer NMHC 516-605-6625 sfleischer@nmhcrx.com	David Waldman/John Heilshorn Lippert/Heilshorn & Associates 212-838-3777 dwaldman@lhai.com	Chenoa Taitt Lippert/Heilshorn & Associates 212-838-3777 ctaitt@lhai.com

For Immediate Release

NMHC Reports 40 Percent Increase in Gross Profit
for the 2005 Fiscal Second Quarter

        PORT WASHINGTON, N.Y. – February 9, 2005 – National Medical Health Card Systems, Inc. (Nasdaq: NMHC), a national independent pharmacy benefit manager (PBM), today reported results for the fiscal second quarter and six months ended December 31, 2004.

        Jim Smith, president and chief executive officer, stated, “We continue to generate solid results, as evidenced this quarter by a 40 percent increase in gross profit and a 28 percent increase in operating income compared to the same period last year. We achieved these results even as we invested heavily in personnel and technology, which will strengthen our business and increase the level and quality of service we provide our clients. Moreover, we have continued to demonstrate the ability to successfully manage our clients’ pharmaceutical costs, while continuing to expand the breadth of our Total Healthcare Solutions.”

        Revenue for the 2005 fiscal second quarter was $200.6 million, compared to revenue of $163.9 million for the same period last year. Revenue grew due to the acquisition of The Inteq Group, the addition of new customers and the volume increase from existing customers during the quarter. Total paid claims for the 2005 fiscal second quarter were 5.8 million, compared to 4.6 million for the same period last year. Revenue for the six months ended December 31, 2004 was $385.4 million, compared to revenue of $314.7 million for the same period last year. Total paid claims for the six months ended December 31, 2004 were 10.7 million, compared to 8.6 million for the same period last year.

        Gross profit for the 2005 fiscal second quarter increased 40% to $21.9 million, compared to $15.7 million for the same period last year. The Company views gross profit as more reflective of the Company’s growth than revenue, due to an increase in contracts under the Preferred Partnership Program, which the Company records on a net revenue basis, and not on a gross revenue basis. Gross profit as a percentage of revenue, or gross margin, for the 2005 fiscal second quarter increased 137 basis points to 10.9%, compared to 9.6% for the same period last year. This gross margin increase primarily reflects new and existing customers that joined the Preferred Partnership Program, as well as an increase in the home delivery and specialty pharmacy businesses, which generate higher gross margins. For the six months ended December 31, 2004, gross profit increased 43% to $41.6 million compared to $29.2 million for the same period last year.

        Operating income for the 2005 fiscal second quarter increased 28% to $4.9 million, compared to $3.9 million for the same period last year. Operating income grew due to the increase in gross profit, offset by selling, general and administrative expenses, which increased due to recent acquisitions, investments in technology and personnel, as well as expansion of the home delivery and specialty pharmacy businesses. Operating income for the six months ended December 31, 2004 increased 40% to $9.5 million, up from $6.8 million generated for the same period last year.

        Net income for the 2005 fiscal second quarter increased to $3.8 million, compared to net income of $2.2 million for the same period last year. Net income for the 2005 fiscal second quarter included the realization of a non-recurring $1.7 million gain from an insurance claim, which represented the excess of the insurance proceeds over the carrying value of the assets covered by the claim. Such gain was reported in other income, net. Net income available to common stockholders for the 2005 fiscal second quarter was $2.3 million, or $0.32 per diluted share using the “as if converted” method, compared to net income available to common stockholders of $2.2 million, or $0.25 per diluted share, for the same period last year. Net income for the six months ended December 31, 2004 increased to $6.5 million, compared to net income of $3.9 million for the same period last year. Net income available to common stockholders for the six months ended December 31, 2004 was $3.4 million, or $0.54 per diluted share using the “as if converted” method, compared to net income available to common stockholders of $3.9 million, or $0.45 per diluted share, for the same period last year.

        As of December 31, 2004, NMHC had approximately $4.0 million in cash and cash equivalents. Additionally, the Company had approximately $5.8 million outstanding from its $40 million revolving line of credit due to a temporary acceleration of certain pharmaceutical payments in the fiscal second quarter of 2005. This payment acceleration exceeded the $5.8 million outstanding under the revolving line of credit, and accounted for the unusual variance between the $1.1 million net cash used in operating activities for the six months ended December 31, 2004, and the $12.1 million net cash provided by operating activities for the six months ended December 31, 2003. The Company expects its reported cash flow from operations at March 31, 2005 to return to its normal level.

        The Company’s working capital deficit decreased to $21.7 million as of December 31, 2004, as compared to $27.7 million at June 30, 2004, the most recent fiscal year end. As previously announced, at the end of January 2005 the Company entered into a new five-year, $65 million cash-flow-based line of credit.

Conference Call Details

        Management will host a conference call to discuss the fiscal 2005 second-quarter results on Thursday, February 10, at 8:30 a.m. ET. To listen to the call, please dial 706-634-1287. A live webcast of the call will be accessible on the Company’s website, www.nmhc.com. A replay via telephone will be available for seven days beginning at 11:30 a.m. ET. To access the replay, please dial 1-706-645-9291 using the passcode number 3823739.

About NMHC

        National Medical Health Card Systems, Inc. (NMHC) operates NMHC Rx (pharmacy benefits manager or PBM), Integrail (health information solutions), NMHC Mail (home delivery pharmacy), and Ascend (specialty pharmacy solutions), providing services to corporations, unions, health maintenance organizations, third-party administrators, and local governments. Through its clinical programs, value-added offerings, and advanced information systems, NMHC provides quality, cost effective management of pharmacy benefit programs.

Forward-Looking Statements

        This press release contains forward-looking statements which involve known and unknown risks and uncertainties or other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. When used herein, the words “may”, “could”, “estimate”, “believes”, “anticipates”, “thinks”, “intends”, “will be”, “expects”, “plans” and similar expressions identify forward-looking statements. Readers are urged to carefully review and consider various disclosures made by NMHC in its Annual Report on Form 10-K for the fiscal year ended June 30, 2004, including information relating to demand, pricing, government regulation, acquisitions and affiliations, the market for PBM services and competition, as well as the information contained in other Securities and Exchange Commission filings by NMHC.

TABLES FOLLOW

CONSOLIDATED STATEMENT OF INCOME

(Amounts in thousands, except per share amounts)
(unaudited)

	Three months ended December 31,		Six months ended December 31,
	2004	2003	2004	2003
Revenue (includes co-payments collected of $4,173, $125,
$6,450 and $161, respectively, and excludes co-payments
retained by the pharmacies of $74,770, $52,144, $128,691
and $99,840, respectively)	$200,550	$163,896	$385,392	$314,725
Cost of claims (excludes co-payments retained by the
pharmacies of $74,770, $52,144, $128,691 and
$99,840, respectively)	178,618	148,219	343,783	285,533

Gross Profit	21,932	15,677	41,609	29,192
Selling, general and administrative expenses	17,001	11,821	32,080	22,369

Operating income	4,931	3,856	9,529	6,823
Other income (expense):
Interest expense	(228)	(160)	(367)	(405)
Interest income	28	31	38	62
Other income, net	1,711	42	1,761	81

	1,511	(87)	1,432	(262)
Income before provision for income taxes	6,442	3,769	10,961	6,561
Provision for income taxes	2,641	1,551	4,494	2,696

Net income	$3,801	$2,218	$6,467	$3,865

Preferred stock cash dividend	1,411	--	2,823	--
Accretion of transaction expenses	120	--	239	--

Net income available to common stockholders	$2,270	$2,218	$3,405	$3,865

Earnings per common share:
Basic	$0.51	$0.29	$0.77	$0.50

Diluted *	$0.32	$0.25	$0.54	$0.45

Weighted average number of common shares outstanding:
Basic	4,424	7,764	4,412	7,703

Diluted *	12,046	8,888	12,074	8,681

* For the three and six months ended December 31, 2004, the number of weighted average diluted shares was calculated using the "as if converted" method for the redeemable preferred stock.

CONSOLIDATED BALANCE SHEET

($ in Thousands)

	December 31, 2004	June 30, 2004
	(Unaudited)

Assets
Current:
Cash and cash equivalents (including cash equivalent investments of $2,376	$3,990	$3,388
and $1,191, respectively)
Restricted cash	1,645	1,695
Accounts receivable, less allowance for doubtful accounts of $2,680	84,150	73,162
and $2,312, respectively
Rebates receivable	40,452	34,764
Inventory	6,961	3,252
Due from affiliates	27	18
Deferred tax asset	2,468	2,711
Other current assets	3,622	2,093

Total current assets	143,315	121,083
Property, equipment and software development costs, net	9,702	10,597
Intangible assets, net of accumulated amortization of $2,732 and $2,106, respectively	3,292	3,788
Goodwill	88,521	86,964
Other assets	295	3,717

Total Assets	$245,125	$226,149

Liabilities, Redeemable Preferred Equity, and Common Stockholders' Deficit
Current Liabilities:
Accounts payable and accrued expenses	$151,472	$147,572
Revolving credit facility and loans payable-current	7,701	53
Current portion of capital lease obligations	--	327
Income taxes payable	4,199	837
Other current liabilities	1,614	--

Total current liabilities	164,986	148,789
Capital lease obligations, less current portion	--	13
Long term loans payable and other liabilities	954	3,877
Deferred tax liability	5,363	4,704

Total liabilities	171,303	157,383

Commitments and Contingencies
Redeemable Preferred Equity:
Redeemable convertible preferred stock $.10 par value; 15,000,000 shares authorized,
6,956,522 issued and outstanding	75,628	75,389
Common Stockholders' Deficit:
Common Stock, $.001 par value, 35,000,000 shares authorized, 9,145,539 and	9	9
8,969,694 shares issued, 4,505,639 and 4,329,794 outstanding, respectively
Additional paid-in-capital	106,302	104,890
Retained deficit	(56,238)	(59,643)
Treasury stock at cost, 4,639,900 shares	(51,879)	(51,879)

Total common stockholders' deficit	(1,806)	(6,623)
Total Liabilities, Redeemable Preferred Equity, and Common Stockholders'
Deficit	$245,125	$226,149

CONSOLIDATED STATEMENT OF CASH FLOWS

($ in thousands)
(Unaudited)

	Six months ended
	December 31,
	2004	2003

Cash flows from operating activities:
Net income	$6,467	$3,865
Adjustments to reconcile net income to net cash
(used in)/provided by operating activiities:
Depreciation and amortization	3,101	2,722
Amortization of deferred gain	(76)	(212)
Net gain on disposal of capital assets	-	269
Provision for doubtful accounts	374	352
Compensation expense accrued to officer/stockholder	-	37
Deferred income taxes	902	--
Changes in assets and liabilities, net of effect from acquisitions:
Restricted cash	50	295
Accounts receivable	(11,362)	(13,168)
Rebates receivable	(5,688)	4,076
Inventory	(3,709)	(1,275)
Other current assets	(1,529)	(267)
Due to/from affiliates	(9)	(32)
Other assets	2,398	(79)
Accounts payable and accrued expenses	4,091	12,716
Income taxes payable and other current liabilities	4,976	1,401
Other long term liabilities	(1,063)	1,398

Net cash (used in)/provided by operating activities	(1,077)	12,098

Cash flows from investing activities:
Capital expenditures	(1,712)	(3,928)
Acquisition of PPP, net of cash acquired	(358)	(3,646)
Acquisition of Integrail	--	(16)
Acquisition of Inteq, net of cash acquired	(9)
Repayment of loan from affiliate	--	2,660
Repayment of loan from officer	--	107

Net cash used in investing activities	(2,079)	(4,823)

Cash flows from financing activities:
Proceeds from exercise of stock options	1,054	1,571
Proceeds from revolving credit facility	560,458	400,838
Repayment of revolving credit facility	(554,686)	(407,726)
Payment of preferred stock dividends	(2,823)	--
Deferred financing costs	95	95
Repayment of debt and capital lease obligations	(340)	(256)

Net cash provided by/(used in) financing activities	3,758	(5,478)

Net increase in cash and cash equivalents	602	1,797
Cash and cash equivalents at beginning of period	3,388	5,222

Cash and cash equivalents at end of period	$3,990	$7,019